UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

___________________________________________

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)
___________________________________________

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP
c/o Arch Street VIII, Inc.
101 Arch Street
Boston, Massachusetts 02110-1106
(617) 439-3911

IMPORTANT PARTNERSHIP MATTER — PLEASE REVIEW IMMEDIATELY

This Solicitation Statement is dated December 1, 2007 and is first being mailed to Limited Partners on or about that date

Dear Investor:

On behalf of Boston Financial Qualified Housing Tax Credits L.P. IV, A Limited Partnership, a Massachusetts limited partnership (“Fund IV”), we are writing to ask you NOT TO PROVIDE CONSENT to a proposal that is being put forward by Everest Housing Investors 2, LP (“Everest”), seeking to remove the current general partners of Fund IV (the “General Partners”) and elect an affiliate of Everest as a new general partner of Fund IV (the “Proposal”). You may already have received a solicitation from Everest regarding the Proposal.

THE MANAGING GENERAL PARTNER STRONGLY RECOMMENDS THAT YOU DO NOT SIGN OR RETURN ANY GREEN CONSENT CARD YOU RECEIVED FROM EVEREST. IF YOU HAVE ALREADY SIGNED AND RETURNED A GREEN CONSENT CARD, THE MANAGING GENERAL PARTNER STRONGLY RECOMMENDS THAT YOU REVOKE THAT CONSENT BY SIGNING, DATING AND RETURNING THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD.

EVEREST’S PROPOSAL TO REMOVE THE GENERAL PARTNERS, AT A TIME WHEN FUND IV IS IN THE LAST STAGES OF LIQUIDATING ITS ASSETS AND IS PROVIDING CASH DISTRIBUTIONS TO ITS LIMITED PARTNERS, IS NOT IN THE BEST INTERESTS OF FUND IV OR ITS LIMITED PARTNERS. THE MANAGING GENERAL PARTNER STRONGLY RECOMMENDS THAT YOU REJECT EVEREST’S PROPOSAL FOR THE FOLLOWING REASONS, WHICH ARE MORE FULLY DESCRIBED IN THE ENCLOSED MATERIALS:

•
The Managing General Partner will continue with its plan to promptly dispose of the eight (8) remaining properties and maximize the return to investors. The current Managing General Partner is nearing the end of the process of selling the assets of Fund IV in an orderly fashion to try to maximize the return to investors. Since the inception of Fund IV, the Managing General Partner has disposed of 29 (out of 37) properties resulting in $14,472,941 in proceeds, and is working on disposing of the remaining eight (8) properties by the end of 2008.

•
The Managing General Partner has just made a substantial distribution of $226 per unit and anticipates a future distribution of up to $200 per unit. As you are aware, Fund IV recently made a distribution to the Limited Partners of $15,548,170 or $226.22 per Unit. In addition, the Managing General Partner has projected future distributions of up to $200 per Unit based on the future sale of interests in the remaining eight (8) properties, although there can be no assurance as to the timing, amount or occurrence of any such future distributions. Everest’s statements that it was the cause of the distribution are simply incorrect, as the Managing General Partner was already preparing to make the $226 per Unit distribution before Everest first filed its Proposal. Indeed, the Managing General Partner began the process of preparing for the distribution in September 2007.

•
Any change in the Managing General Partner will likely cause a delay in liquidation and distributions. The Managing General Partner is in the process of disposing of Fund IV’s assets, and a change in the general partner will only serve to slow that process down. Among other things, Everest’s affiliate cannot become the managing general partner without the consent of the United States Department of Housing and Urban Development (“HUD”). Everest has not even stated that it will have the necessary HUD approvals to take over control of Fund IV. Furthermore, Everest’s plan to remove the Managing General Partner and have a new general partner “continue the partnership” ignores provisions of Fund IV’s Partnership Agreement that will likely require dissolution and reconstitution of the Partnership. In the past, Everest and other entities with whom it was working have hindered the Managing General Partner’s efforts to liquidate Fund IV’s assets through litigation and consent solicitation contests.

•
The Managing General Partner has safeguarded Fund IV’s cash and reserves. Although Everest complains about the reserves held in Fund IV, the Managing General Partner has maintained reserves in the past to support the properties and in order to be able to respond to the actions of Everest and other entities with whom it was working. Contrary to the assertions of Everest, the Managing General Partner has acted in the best interests of the Limited Partners in connection with Fund IV’s reserves.

•
The election of Everest’s to-be-formed affiliate as the new general partner will cost Fund IV money. If Everest’s effort to remove the current General Partners is successful, it will cost Fund IV money in appraisal costs per the terms of the Partnership Agreement. Additionally, Everest acknowledges that if it succeeds in electing its to-be-formed affiliate as General Partner, it may seek reimbursement from Fund IV of its fees and expenses incurred in connection with the consent solicitation, which it estimates to be $30,000.

•
The Managing General Partner has vastly more experience than Everest in managing low income, tax credit partnerships. The current General Partners, together with their affiliates, manage 124 low income housing tax credit partnerships which own or control 1,932 tax credit apartment properties consisting of more than 200,000 apartment units. In comparison, Everest and its affiliates have relatively little experience with affordable housing properties, and have not stated whether they have any experience with tax credit partnerships.

•
The Managing General Partner believes that Everest only wants control of Fund IV so it can buy Fund IV’s properties for its own benefit. In its consent solicitation statement, Everest admits that it has a conflict of interest because it wants to purchase Fund IV assets while at the same time it is seeking control of Fund IV. Indeed, Everest admits that, if its affiliate becomes the new managing general partner, Everest could be both the buyer and seller of Fund IV’s remaining assets. How can Limited Partners obtain any comfort that Everest will obtain a fair price for Fund IV assets, when Everest is negotiating with itself, and it is in Everest’s financial self-interest, as a buyer, to purchase the properties for the lowest possible price? Everest provides no such comfort, and essentially tells the Limited Partners to “trust us.” As described in the enclosed materials, there are plenty of reasons for Limited Partners to question whether they can trust Everest with respect to Fund IV’s properties.

•
Everest would expose Fund IV to litigation risk and delay by removing lower tier general partners without cause to force them to consent to sales. Everest believes that Fund IV, as a limited partner in the lower tier limited partnerships, owes no fiduciary duties to the lower tier general partners, and has demanded that Fund IV use the “removal without cause” provisions to force the sale of partnership properties. Based on a review of the law, the Managing General Partner has determined that such an action could present litigation risk and would likely cause a significant delay in the disposition of Fund IV’s property and subsequent dissolution of Fund IV.

•
Everest’s Affiliates Likely Have Different Tax Considerations Than the Other Limited Partners That May Affect its Liquidation Strategy. As secondary market purchasers, Everest’s affiliates’ tax considerations regarding their ownership of Fund IV Units may differ significantly from that of the typical investor in Fund IV. This may cause Everest to want Fund IV to dispose of its assets in manners (such as in a way to pair taxable loss and gain transactions in the same year to offset the gains or by engaging in portfolio sales where all properties are sold at once) that may be different than the objective of the other Limited Partners, who merely want to sell properties as soon as feasible for the highest possible price.

•
Everest’s association with David L. Johnson and Paco raises questions about whether Everest will act in the best interests of Fund IV’s Limited Partners. In 2006, Everest was part of a group headed by Park G.P., Inc. (“Park”), which is run by David L. Johnson. Together, they attempted to remove the current General Partners and replace them with an Everest entity. Mr. Johnson, with whom the Managing General Partner believes Everest continues to collaborate, has been found by multiple courts to have engaged in unlawful and exploitative business activities in connection with limited partnerships, including tender offers, as fully described in the enclosed materials. The Limited Partners should also know that Paco Development, L.L.C., which is also controlled by Mr. Johnson, recently made a tender offer to the Limited Partners of Fund IV, offering to buy their Units for $177 per Unit (significantly less than the $226 per Unit that was distributed).

•
Everest is asking you to appoint Everest your attorney-in-fact for purposes of the consent solicitation and unspecified follow-up actions. By signing Everest’s Green consent solicitation card, Everest claims that you will be appointing Everest as your attorney-in-fact to take “any and all” unspecified actions on your behalf, and in your name, that Everest believes may be required under the Partnership Agreement in connection with its consent solicitation or to implement Everest’s Proposal.

The Managing General Partner therefore recommends that you SIGN, DATE AND RETURN THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD. A pre-paid return envelope is enclosed for your convenience. The Managing General Partner also urges you to DISCARD THE GREEN CONSENT CARD.

For further information on the Managing General Partner’s recommendations, please review the enclosed Supporting Statement.

If you have any questions or require assistance completing the enclosed yellow Revocation of Consent card, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com